Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2009

FINANCIAL RESULTS AND PROVIDES UPDATED FULL YEAR OUTLOOK

~ Second Quarter Net Sales Increased 11.8% to $143.1 Million ~

~ Second Quarter Net Income Increased 18.1% to $6.9 Million, or $0.25 per Diluted Share ~

~ Company Raises Full Year Revenue Guidance to a range of $528 million to $538 million and

EPS Guidance to a range of $0.85 to $0.91 ~

TOANO, Va, August 5, 2009 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the second quarter and six months ended June 30, 2009.

Second Quarter Results

Net sales increased $15.1 million, or 11.8%, to $143.1 million in the second quarter of 2009 from $128.0 million in the second quarter of 2008. Comparable store net sales decreased 1.8% for the quarter, in comparison to an increase of 2.7% for the second quarter of the prior year and a decrease of 5.8% for the first quarter of 2009. Non-comparable store net sales increased $17.3 million over the prior year period. The Company opened eight new stores during the second quarter.

Gross margin increased to 35.3% in the second quarter of 2009 compared to 34.6% in the same period of 2008. The improvement in gross margin was primarily due to continued changes in product line sales mix, as well as a continued shift by customers to premium products within the product lines. In addition, the continued execution of operational initiatives, including improvements within store operations, merchandising and logistics, contributed to gross margin expansion, as well as generally lower fuel costs.

Selling, general and administrative (SG&A) expenses were $39.2 million, or 27.4% of net sales, for the second quarter of 2009 compared to $34.9 million, or 27.3% of net sales, for the second quarter of 2008. The slight increase in SG&A as a percentage of net sales reflects both new store growth and continued investment in the Company’s infrastructure to drive long-term margin expansion. These increases were effectively offset by the Company’s continued ability to leverage national advertising spend.

Net income increased 18.1% to $6.9 million, or $0.25 per diluted share, in the second quarter of 2009 compared to $5.9 million, or $0.22 per diluted share, in the second quarter of the prior year. The effective tax rate was 39.6% in the second quarter of 2009 compared to 38.0% in the second quarter of 2008 due primarily to increases in certain state income taxes and a reduction in tax-exempt interest income.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are pleased with our ability to maintain our momentum and generate strong second quarter results. We continued to drive increases in traffic and gain market share despite the current economic environment by leveraging the appeal of Lumber Liquidators’ value proposition. We expanded our footprint, successfully entering seven new markets during the quarter. Further, by continuing to make the right investments in our infrastructure, we have achieved additional operational efficiencies and continued to expand our operating margin. Overall, we are very pleased with our team’s ongoing ability to execute on our business plan.”

First Six Months Results

Net sales increased 10.1% to $267.0 million in the first six months of 2009 from $242.6 million in the first six months of 2008. Comparable store net sales decreased 3.7% for the first half of 2009, compared to an increase of 4.7% for the first half of the prior year. Non-comparable store net sales increased $33.2 million over the prior year. The Company opened 18 new stores during the first six months of 2009 and currently operates 168 stores in 45 states.

Gross margin increased to 35.6% in the first half of 2009 compared to 34.8% in the same period of 2008. SG&A expenses were $75.5 million, or 28.3% of net sales for the first half of 2009 compared to $67.2 million, or 27.7% of net sales for the first half of 2008.

Net income increased 18.1% to $12.0 million, or $0.44 per diluted share, in the first half of 2009 compared to $10.2 million, or $0.38 per diluted share, in the first half of the prior year. Net income for the first six months of 2009 reflects an effective tax rate of 39.4% compared to 41.8% in the first six months of 2008.

Company Outlook

Based upon year-to-date results and current visibility, the Company has updated its fiscal 2009 expectations. The Company now expects the following:

•	Net sales for the full year in the range of $528 million to $538 million compared to the previously expected range of $515 million to $530 million.

•	A decrease in comparable store net sales in the low-single digit range, compared to a decrease in comparable store net sales in the low to mid-single digit range.

•

Full year 2009 earnings per diluted share in the range of $0.85 to $0.91, based on a diluted share count of 27.7 million shares, compared to the previously expected range of $0.76 to $0.86 based on a diluted share count of 27.5 million shares.

•	The opening of 14 to 18 new store locations in the second half of the year, for a total of 32 to 36 new store locations in 2009, compared to a previous range of 30 to 36 new store locations.

Mr. Griffiths concluded, “While there are still challenges ahead, we are beginning to see signs of stabilization in the marketplace and we are pleased with where we stand at the midpoint of the year. The operational improvements that we have made in our business have enabled us to achieve strong financial results and increase our cash position through very challenging economic times. We plan to continue to invest in our infrastructure, including information technology and product procurement and allocation, to ensure that we are well-positioned to execute on our long-term growth strategy. Our value proposition continues to resonate well with consumers in this environment and, as we look to the back half of the year, we are confident in our ability to continue to improve our operations, expand our operating margin, drive traffic, and grow our footprint.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, August 5, 2009, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (888) 206-4913 or (913) 312-1408. A replay will be available approximately one hour after the call through August 19, 2009 and may be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering pin number 1209490. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 170 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets

Current Assets:
Cash and Cash Equivalents	$43,305	$35,139
Merchandise Inventories	106,775	88,731
Prepaid Expenses	3,896	5,033
Other Current Assets	3,716	3,731

Total Current Assets	157,692	132,634
Property and Equipment, net	17,116	13,780
Deferred Income Taxes	2,317	2,317
Other Assets	3,647	3,674

Total Assets	$180,772	$152,405

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable	$24,721	$15,373
Customer Deposits and Store Credits	13,788	10,418
Other Current Liabilities	11,690	10,598

Total Current Liabilities	50,199	36,389

Deferred Rent	1,862	1,619

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,913,269 and 26,796,891 outstanding, respectively)	27	27
Additional Capital	89,895	87,613
Retained Earnings	38,789	26,757

Total Stockholders’ Equity	128,711	114,397

Total Liabilities and Stockholders’ Equity	$180,772	$152,405

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales	$143,116	$128,037	$266,968	$242,586
Cost of Sales	92,538	83,782	171,828	158,209

Gross Profit	50,578	44,255	95,140	84,377

Selling, General and Administrative Expenses	39,247	34,934	75,542	67,248

Operating Income	11,331	9,321	19,598	17,129

Interest and Other Income, net	(150)	(159)	(272)	(372)

Income Before Income Taxes	11,481	9,480	19,870	17,501

Provision for Income Taxes	4,542	3,604	7,838	7,313

Net Income	$6,939	$5,876	$12,032	$10,188

Net Income per Common Share—Basic	$0.26	$0.22	$0.45	$0.38

Net Income per Common Share—Diluted	$0.25	$0.22	$0.44	$0.38

Weighted Average Common Shares Outstanding:
Basic	26,863,599	26,760,119	26,830,575	26,751,686
Diluted	27,534,297	27,261,011	27,355,657	27,031,200

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$12,032	$10,188
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	2,341	2,190
Stock-Based Compensation Expense	1,651	1,416
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(18,044)	(27,940)
Accounts Payable	6,632	3,904
Customer Deposits and Store Credits	3,370	2,824
Prepaid Expenses and Other Current Assets	1,152	(188)
Other Assets and Liabilities	1,510	680

Net Cash Provided by (Used in) Operating Activities	10,635	(6,926)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,099)	(3,966)

Net Cash Used in Investing Activities	(3,099)	(3,966)

Cash Flows from Financing Activities:
Payments of Long-Term Debt and Capital Lease Obligations	(1)	(76)
Proceeds from the Exercise of Stock Options	663	143
Excess Tax Benefits on Stock Option Exercises	—	33
Common Stock Purchased Pursuant to Equity Compensation Plans	(32)	(51)

Net Cash Provided by Financing Activities	630	49

Net Increase (Decrease) in Cash and Cash Equivalents	8,166	(10,843)
Cash and Cash Equivalents, Beginning of Period	35,139	33,168

Cash and Cash Equivalents, End of Period	$43,305	$22,325